EXHIBIT 1

keep ADP moving forward.   Protect the value of your ADP investment ADP pays 1 in 6 American workers and approximately 40 million people worldwide. We are the largest Human Capital Management provider in the cloud and #1 in financial data services on the FORTUNE World’s Most Admired Companies®  2017 list. Under the leadership of our current Board and CEO, ADP’s Total Shareholder Return has outperformed the S&P 500 Index on a 1-, 3- and 5-year basis, and we are committed to returning cash to investors through dividend growth and share repurchases. ADP’s highly qualified Board of Directors possesses the right experience to oversee our strategy to stay ahead through continued technology and service transformation. Support our Board to continue our strong track record of delivering shareholder value and providing superior service to our 700,000 clients around the world. We Urge ADP Stockholders to Vote FOR Our 10 Highly Qualified Directors on the WHITE Proxy Card Today.  40 MILLION workers worldwide paid by ADP 700 THOUSAND clients, including more than 70% of FORTUNE 500 25 PERCENT of taxes collected from U.S. employers remitted by ADP 42 YEARS of consecutive annual dividend increases 12 MILLION mobile app users — #1 HCM mobile solution   For more information, visit VoteADP.com ADP, the ADP logo and ADP A more human resource are registered trademarks of ADP, LLC. All other marks are the property of their respective owners.  Copyright © 2017 ADP, LLC. From FORTUNE Magazine, March 1, 2017 © 2017 Time Inc. FORTUNE and The World’s Most Admired Companies are registered trademarks of Time Inc. and are used under license. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, ADP, LLC.